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                                                                     Exhibit 11

               NATIONAL SERVICE INDUSTRIES, INC. AND SUBSIDIARIES

              COMPUTATIONS OF NET INCOME PER SHARE OF COMMON STOCK
                     (In thousands, except per-share data)



                                                        THREE MONTHS ENDED
                                                             NOVEMBER 30
                                                       1995               1994


Primary:

  Weighted Average Number of Shares
    (determined on a monthly basis) ................       48,343        49,244

  Net Income .......................................     $ 23,269      $ 21,114

  Primary Earnings per Share .......................     $    .48      $    .43


Fully Diluted:

  Weighted Average Number of Shares
    Outstanding ....................................       48,343        49,244

  Additional Shares Assuming Exercise of
    Options:
      Options exercised ............................        1,233           978
      Treasury stock purchased with proceeds .......         (979)         (902)


  Average Common Shares Outstanding
     (as adjusted) .................................       48,597        49,320

  Net Income .......................................     $ 23,269      $ 21,114

  Fully Diluted Earnings per Share .................     $    .48      $    .43